EX-99.2 REVISED SELECTED FINANCIAL DATA

ITEM 6. SELECTED FINANCIAL DATA
Note: The information contained in this Item has been updated for the change to reportable segments discussed in the Notes to the Consolidated Financial Statements. This Item has not been updated for any other changes since the filing of the 2014 Annual Report on Form 10-K. For significant developments since the filing of the 2014 Form 10-K, refer to Avis Budget Group's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

	As of or For the Year Ended December 31,
	2014	2013	2012	2011	2010
		(In millions, except per share data)
Results of Operations
Net revenues	$8,485	$7,937	$7,357	$5,900	$5,185

Net income (loss)	$245	$16	$290	$(29)	$54

Adjusted EBITDA (a)	$876	$769	$840	$610	$409

Earnings (loss) per share
Basic	$2.32	$0.15	$2.72	$(0.28)	$0.53
Diluted	2.22	0.15	2.42	(0.28)	0.49

Financial Position
Total assets	$16,969	$16,284	$15,218	$12,938	$10,327
Assets under vehicle programs	11,058	10,452	10,099	9,090	6,865
Corporate debt	3,420	3,394	2,905	3,205	2,502
Debt under vehicle programs (b)	8,116	7,337	6,806	5,564	4,515
Stockholders’ equity	665	771	757	412	410
Ratio of debt under vehicle programs to assets under vehicle programs	73%	70%	67%	61%	66%
__________

(a)
The following table reconciles Adjusted EBITDA to Net income (loss) within our Selected Financial Data, which we define as income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs, net and income taxes. Our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

	For the Year Ended December 31,
	2014	2013	2012	2011	2010
Adjusted EBITDA	$876	$769	$840	$610	$409
Less: Non-vehicle related depreciation and amortization	180	152	125	95	90
Interest expense related to corporate debt, net	209	228	268	219	170
Early extinguishment of corporate debt	56	147	75	—	52
Restructuring expense	26	61	38	5	11
Transaction-related costs, net	13	51	34	255	14
Impairment	—	33	—	—	—
Income before income taxes	392	97	300	36	72
Provision for income taxes	147	81	10	65	18
Net income (loss)	$245	$16	$290	$(29)	$54
__________

(b)	Includes related-party debt due to Avis Budget Rental Car Funding (AESOP) LLC (“Avis Budget Rental Car Funding”). See Note 13 to our Consolidated Financial Statements.
In presenting the financial data above in conformity with GAAP, we are required to make estimates and assumptions that affect the amounts reported. See “Critical Accounting Policies” under Item 15(A)(1) of this Current Report for a detailed discussion of the accounting policies that we believe require subjective and complex judgments that could potentially affect reported results.

TRANSACTION-RELATED COSTS, RESTRUCTURING AND OTHER ITEMS
During 2014, 2013, 2012, 2011 and 2010, we recorded $13 million, $51 million, $34 million, $255 million and $14 million, respectively, of transaction-related costs, primarily related to the acquisition and integration of acquired businesses with our operations. In 2014, these costs were primarily related to acquisition- and integration-related costs of acquired businesses, including a non-cash gain recognized in connection with the acquisition of our Budget license rights, and contingent consideration related to our Apex Car Rentals acquisition. In 2013, these costs were primarily related to the acquisition of Zipcar and the integration of acquired businesses. During 2012, these costs were primarily related to the integration of Avis Europe’s operations with the Company’s. In 2011, these costs included (i) a $117 million non-cash charge related to the unfavorable license rights reacquired by the Company through the acquisition of Avis Europe, which provided Avis Europe with royalty-free license rights within certain territories, (ii) $89 million of expenses related to due-diligence, advisory and other costs, and (iii) $49 million for losses on foreign-currency transactions related to the Avis Europe purchase price. In 2010, these costs related to due-diligence and other cost for our previous efforts to acquire Dollar Thrifty. See Notes 2 and 5 to our Consolidated Financial Statements.
In 2014, we committed to various strategic initiatives to identify best practices and drive efficiency throughout our organization, by reducing headcount, improving processes and consolidating functions. In 2012, we implemented a restructuring initiative related to our truck rental operations in the United States, and in 2011, we implemented a restructuring initiative subsequent to the acquisition of Avis Europe. In 2010, we implemented cost-reduction and efficiency improvement plans to reduce costs, enhance organizational efficiency and consolidate and rationalize existing processes and facilities. We recorded expenses related to these and other restructuring initiatives of $26 million in 2014, $61 million in 2013, $38 million in 2012, $5 million in 2011, and $11 million in 2010. See Note 4 to our Consolidated Financial Statements.
In 2014, 2013, 2012 and 2010, we recorded $56 million, $147 million, $75 million and $52 million, respectively, of expense related to the early extinguishment of corporate debt.
In 2013, we recorded a charge of $33 million for the impairment of our equity-method investment in our Brazilian licensee.

2